Exhibit 4.8

HIBERNIA CORPORATION

2003 LONG-TERM INCENTIVE COMPENSATION PLAN

HIBERNIA CORPORATION
2003 LONG-TERM INCENTIVE COMPENSATION PLAN

TABLE OF CONTENTS

ARTICLE I - PURPOSE	1

ARTICLE II - DEFINITIONS	1

ARTICLE III - ADOPTION; RESERVATION OF SHARES; MAXIMUM AWARDS	5
Adoption; Effective Date; Relationship to LTIP	5
Duration	5
Number and Type of Shares	6
Effect of Cancellation and Certain Payments	6
Adjustment	6
Maximum Awards; Individual Limitations	6

ARTICLE IV - PARTICIPATION	7
Eligibility	7
No Continued Employment	7

ARTICLE V - ADMINISTRATION OF PLAN	7
Composition of Committee	7
Power and Authority	7

ARTICLE VI - OPTIONS	8
Grant of Options	8
Incentive Stock Options	9
Manner of Exercise; Issuance of Common Stock	9
Effect of a Severance of Employment	10
Rights as Stockholder	11

ARTICLE VII - RESTRICTED STOCK	11
General Provisions	11
Enforcement of Restrictions	11
Lapse of Restrictions	11
Shareholder Rights	11
Effect of a Severance of Employment	12

ARTICLE VIII - COMMON STOCK EQUIVALENT UNITS	12
Allocation	12
Ledger Account	13
Distribution	13
Effect of a Severance of Employment	13
Not a Stockholder	14

i

ARTICLE IX - PERFORMANCE OBJECTIVES	14

ARTICLE X - INCENTIVES FOR ELIGIBLE DIRECTORS	14
Stock in Lieu of Cash Retainer	14
Annual Grant of Options	15
Initial Grant of Options	15
Terms and Conditions	15
Alternative Grants and Awards	16
Cessation of Service as an Eligible Director	16

ARTICLE XI - MISCELLANEOUS	17
Amendment and Termination	17
Transferability of Incentives	17
Withholding	18
Cash Payments	18
Lapse of Restrictions Upon Change of Control	18
Return of Economic Value	19
Agreements	19
Additional Legal Requirements; Legends	19
Governing Law	19
Other Benefits	19
Compliance with Code Section 162(m)	19
Binding Effect	19

HIBERNIA CORPORATION

2003 LONG-TERM INCENTIVE COMPENSATION PLAN

Hibernia Corporation, a corporation organized and existing under the laws of the State of Louisiana (the “Company”), hereby establishes the 2003 Long-Term Incentive Compensation Plan (the “Plan”).

ARTICLE I PURPOSE

This Plan is intended to provide flexibility to the Company in connection with its compensation practices and to attract, retain and motivate officers, executives and other key employees through the grant of nonqualified stock options, incentive stock options, restricted stock and common stock equivalent units. This Plan is further intended to align the interests of the non-employee members of the Company’s Board of Directors with its shareholders by providing for the grant or award of certain equity incentives, all as more fully set forth herein.

ARTICLE II DEFINITIONS

2.1        Affiliate means any corporation or other form of entity of which the Company owns, from time to time, directly or indirectly, 50% or more of the total combined voting power of all classes of stock or other equity interests.

2.2        Board or Board of Directors means the Board of Directors of the Company.

2.3        Cause, unless otherwise expressly defined in an agreement between the Company (or an Affiliate) and a Participant hereunder, means that Participant has:

a.

Committed an intentional act of fraud, embezzlement or theft in the course of his or her employment or otherwise engaged in any intentional misconduct which is materially injurious to the Company’s (or any of its Affiliates’) financial condition or business reputation;

b.

Committed intentional damage to the property of the Company (or any of its Affiliates) or committed intentional wrongful disclosure of confidential information that is materially injurious to the Company’s (or any of its Affiliates’) financial condition or business reputation;

c.	Is convicted of a felony that is materially injurious to the Company’s (or any of its Affiliates’) financial condition or business reputation;

d.

Violated any statute, rule or regulation under federal or state securities or banking laws that is materially injurious to the Company’s (or any of its Affiliates’) financial condition or business reputation;

1

e.	Violated the Company’s Code of Ethics; or

f.	Intentionally refused to perform the material duties of his or her position.

No act or failure to act on the part of Participant will be deemed “intentional” if it was due primarily to an error in judgment or negligence, but will be deemed “intentional” only if done or omitted to be done by Participant not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company (or an Affiliate).

2.4        Change of Control means and shall be deemed to occur if:

a.

A person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (excluding the Company or any of its Affiliates, a trustee or any fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, an underwriter temporarily holding securities pursuant to an offering of such securities or a corporation owned, directly or indirectly, by stockholders of the Company in substantially the same proportion as their ownership of the Company), becomes the beneficial owner as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (other than as a result of the acquisition of shares by the Company or an Affiliate of the Company) of shares of Hibernia Corporation having 50% or more of the then outstanding voting power of Hibernia Corporation;

b.

Hibernia Corporation shall have sold or disposed of all or substantially all of its assets or substantially all of the assets of its wholly-owned subsidiary, Hibernia National Bank, in one or a series of transactions to a party not a member of a controlled group (as defined in the Code or regulations thereunder) with Hibernia Corporation;

c.

Hibernia Corporation consummates a merger, consolidation, share exchange or similar form of corporate transaction that requires the approval of the shareholders of Hibernia Corporation, whether for such transaction or for the issuance of securities in the transaction (a “Business Combination”), unless immediately following the Business Combination, (i) more than 50% of the total voting power of either the entity resulting from such Business Combination (the “Surviving Entity”) or, if applicable, the ultimate parent company that directly or indirectly has beneficial ownership of at least 95% of the voting securities eligible to elect directors of the Surviving Entity (the “Parent”), is represented by the voting securities of Hibernia Corporation that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such voting securities were converted pursuant to the Business Combination), and such voting power among the holders thereof is in substantially the same proportions as the voting power of Hibernia Corporation’s voting securities among the holders thereof immediately prior to such Business Combination, and (ii) at least a majority of the members of the board of directors of the Parent (or, if there is no Parent, the Surviving Entity) were Incumbent Directors at the time of the execution of the initial agreement, or of the action of the Board of Directors of Hibernia Corporation, providing for such Business Combination;

d.	The shareholders of Hibernia Corporation approve a plan of complete liquidation or dissolution of Hibernia Corporation; or

e.

During any period of two consecutive calendar years, the individuals who, at the beginning of such period, constitute the Board of Directors of Hibernia Corporation (the “Incumbent Directors”) cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the shareholders of Hibernia Corporation of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period or persons nominated or elected by such directors (each such new director shall also be deemed to be an Incumbent Director).

A Change of Control shall not result from any transaction precipitated by the Company's insolvency, appointment of a conservator or determination by a regulatory agency that the Company is insolvent.

The Board shall determine whether a Change of Control has occurred hereunder.

2.5        Code means the Internal Revenue Code of 1986, as amended.

2.6        Committee means the persons appointed in accordance with the provisions of Section 5.1 hereof to administer this Plan.

2.7        Common Stock means no par value Class A common stock issued by the Company.

2.8        Common Stock Equivalent Unit means a bookkeeping unit, the value of which is determined with reference to the value of a share of Common Stock.

2.9        Conversion Date means the next business day following the date of the Company’s annual shareholder meeting.

2.10      Covered Employee means the Company’s Chief Executive Officer and the four highest compensated officers of the Company (other than the chief executive officer), determined in accordance with Code Section 162(m) and the regulations promulgated thereunder.

2.11      Disabled or Disability means that an Employee is actually receiving benefits under the Company’s (or an Affiliate’s) separate long-term disability plan or that an Eligible Director would be receiving benefits under such plan, if the director was a participant therein. The Committee shall determine whether a Participant is or becomes Disabled, and the Board Governance Committee shall determine whether an Eligible Director is or becomes Disabled.

2.12      Eligible Director means an individual, other than an Employee, who serves as a member of the Board of Directors of the Company.

2.13     Employee means a common law employee of the Company and/or its Affiliates, including officers and directors, determined in accordance with the Company’s standard personnel policies and practices, but excluding individuals who are classified by the Company as leased or otherwise employed by a third party, independent contractors or intermittent or temporary employees, even if any such classification is modified by audit, administrative proceeding, litigation or otherwise.

2.14      Exchange Act means the Securities Exchange Act of 1934, as amended, including any rule, regulation or interpretation promulgated thereunder.

2.15      Fair Market Value means the opening sales price of a share of Common Stock as reported on the New York Stock Exchange Composite Transactions reporting system as of the date on which such value is determined or, if no sales occurred on such day, such value shall be determined as of the immediately preceding date on which there were such sales.

2.16      Incentive means a right to purchase or receive shares of Common Stock or cash in accordance with the terms of this Plan. An Incentive may be granted in the form of Common Stock Equivalent Units, Options, Restricted Stock or a combination thereof.

2.17      Incentive Stock Option or ISO means an option that meets the requirements of Code Section 422 and is granted in accordance with Section 6.2 hereof.

2.18      Ledger Account means the bookkeeping entry established and maintained by the Company in connection with the allocation of Common Stock Equivalent Units hereunder.

2.19      LTIP means the Company’s Long-Term Incentive Plan, amended and restated as of March 12, 1997, and as further amended.

2.20      Nonqualified Stock Option means an option to purchase shares of Common Stock granted in accordance with the terms of Section 6.1 or Article X hereof.

2.21      Option means an Incentive Stock Option or a Nonqualified Stock Option.

2.22      Participant means an Employee who is granted or awarded an Incentive under this Plan.

2.23      Performance Objectives means performance criteria designated by the Committee to be achieved during a designated period (a “Performance Cycle”). Such objectives may relate to the business and affairs of the Company, an Affiliate, a division, department, unit or profit center of the Company or an Affiliate, including, without limitation, the attainment of goals related to the Company’s earnings per share, return on equity, return on investment, return on or growth in income (whether gross or net), market share, appreciation in the price of Common Stock, return on assets, operating income, efficiency ratio, non-interest revenue growth, the implementation of strategic initiatives, customer satisfaction, economic value added, operating performance and/or the return on capital compared to the cost of such capital. Performance Objectives may be imposed with respect to any Participant or any Employee or group of Participants or Employees and may be determined with respect to the performance of the Company and/or its Affiliates or such performance compared to a designated peer group.

2.24     Restricted Stock means an award of Common Stock that is subject to restrictions on transfer.

2.25      Retainer means the annual retainer paid by the Company to each Eligible Director for his or her service as a member of the Board.

2.26      As to a Participant, Retirement or Retire means the date on which a Participant ceases to be employed by the Company (or an Affiliate), in his or her capacity as an Employee, provided (a) he or she has completed 15 years of service with the Company and/or its Affiliates and has attained age 55, (b) is not terminated for Cause, and (c) does not intend to compete with the financial services business of the Company or its Affiliates in markets in which the Company and/or its Affiliates are then doing business.

As to an Eligible Director, Retirement or Retire means that an Eligible Director permanently ceases to provide services as a member of the Board and (a) either has (i) attained age 72, or (ii) completed 15 years of service as a member of the Board, any city bank board or any board of directors of a financial institution acquired by the Company or an Affiliate thereof (determined in accordance with the Company’s standard practices concerning the determination of such service), (b) is in good standing as of the date of such cessation, and (c) receives the designation “director emeritus.”

ARTICLE III ADOPTION; RESERVATION OF SHARES; MAXIMUM AWARDS

3.1        Adoption; Effective Date; Relationship to LTIP. This Plan was adopted by the Board of Directors on February 26, 2003, and shall be effective as of the date on which it is approved by the shareholders of the Company (the “Effective Date”); provided, however, that if such approval is not obtained on or before February 26, 2004, Incentive Stock Options shall not be granted hereunder.

Contingent upon its approval by the Company’s shareholders, this Plan shall replace the LTIP, and on and after the Effective Date no grants or awards shall be made under the LTIP. Grants and awards outstanding under the LTIP as of the Effective Date shall remain exercisable in accordance with their terms.

3.2        Duration. This Plan shall commence on its Effective Date and shall remain in effect until (a) all Incentives have been satisfied by the issuance of shares of Common Stock or cash payments or a combination thereof or have been terminated or forfeited, or (b) restrictions or Performance Objectives imposed on shares of Common Stock have lapsed. No Incentive shall be granted hereunder more than five years after the Effective Date.

3.3        Number and Type of Shares. Not more than 9,000,000 shares of Common Stock shall be issued under the Plan, increased by the number of shares of Common Stock available for grant or issuance under the LTIP, determined as of the Effective Date. The total number of such shares shall be subject to adjustment as provided in Section 3.5 hereof. Except as provided in Section 3.4 hereof, the number of shares available for grant, transfer, issuance or other payment under the Plan shall be reduced by the number of shares actually granted, transferred, issued or paid hereunder. Common Stock issued in connection with the grant or award of an Incentive hereunder may be authorized and unissued shares, issued shares held as treasury shares or shares acquired on the open market or through private purchase.

3.4        Effect of Cancellation and Certain Payments. Shares of Common Stock covered by Incentives that are not earned or that are canceled, forfeited, terminated, expired or otherwise lapse for any reason and Incentives that are not exercised, shall again be available for grant or issuance under the Plan. Shares of Common Stock tendered as payment on the exercise of an Option hereunder or to satisfy a Participant’s obligations in accordance with Section 11.3 hereof shall also be available for grant or issuance under the Plan.

3.5        Adjustment. In the event of any merger, consolidation or other reorganization of the Company, there shall be substituted for each of the shares of Common Stock then subject to the Plan the number and kind of shares of stock or other securities to which the holders of Common Stock are entitled in such transaction.

In the event of any recapitalization, stock dividend, stock split, combination of shares or other change in the number of shares of Common Stock then outstanding for which the Company does not receive consideration, the number of shares of Common Stock then subject to the Plan shall be adjusted in proportion to the change in outstanding shares of Common Stock. In the event of any such substitution or adjustment, the purchase price of any Option, the Performance Objectives applicable to any Incentive, and the number of shares of Common Stock issuable pursuant to any Incentive shall be adjusted to the extent necessary to prevent the dilution or enlargement of any Incentive granted hereunder.

3.6        Maximum Awards; Individual Limitations. The maximum number of shares of Common Stock that may be awarded in the form of Restricted Stock or allocated in the form of Common Stock Equivalent Units shall be 4,500,000 shares, as the same may be adjusted, from time to time, in accordance with Section 3.5 hereof.

The maximum aggregate number of shares of Common Stock that may be granted to an individual Participant in the form of Incentives hereunder during any calendar year shall not exceed 500,000 shares of Common Stock (subject to adjustment as provided in Section 3.5 hereof). The maximum aggregate amount distributable in the form of cash that may be paid to an individual Participant in any calendar year shall not exceed $2,000,000.

ARTICLE IV PARTICIPATION

4.1        Eligibility. Employees of the Company and its Affiliates shall be eligible to receive Incentives under this Plan, when designated by the Committee. Employees may be designated for participation hereunder individually or by groups or categories, in the discretion of the Committee. Eligible Directors of the Company shall participate in this Plan without necessity of further action.

4.2        No Continued Employment. No Participant shall have any right to continue in the employ of the Company or an Affiliate for any period of time or any right to continue his or her present or any other rate of compensation on account of the grant or award of an Incentive or the issuance of Common Stock or other form of payment hereunder.

ARTICLE V ADMINISTRATION OF PLAN

5.1        Composition of Committee. This Plan shall be administered by a committee appointed by the Board of Directors consisting of not less than two persons, which shall ordinarily be the Executive Compensation Committee of the Board, provided that:

a.

To the extent the grant or award of an Incentive is intended to be an exempt transaction under Rule 16b-3 promulgated under the Exchange Act, each acting member of the Committee shall be a “non-employee director” within the meaning of such rule.

b.

To the extent the grant or award of an Incentive hereunder is intended to constitute “performance-based compensation” within the meaning of Code Section 162(m), each acting member of the Committee shall be an “outside director” within the meaning of such section.

c.

The Committee, in its discretion, may delegate to one or more executive officers of the Company the authority to make grants or awards of Incentives to Participants hereunder, except that the authority to make grants or awards that are intended to be exempt transactions under Rule 16b-3 promulgated under the Exchange Act or “performance-based compensation” within the meaning of Code Section 162(m) shall not be delegated.

Notwithstanding the foregoing, the Board of Directors may act in lieu of the Committee hereunder, and the Board of Directors shall act in lieu of the Committee with respect to the grant or award of an Incentive to an Eligible Director.

5.2        Power and Authority. The Committee shall have the discretionary power and authority to (a) designate Participants hereunder, (b) grant or award Incentives under the Plan, including the determination of the terms and conditions thereof, (c) construe and interpret the provisions of the Plan and any form or agreement related thereto, (d) establish and adopt rules, regulations, and procedures relating to the Plan and the grant or award of Incentives hereunder, including, without limitation, procedures for the crediting of periods of employment with an Affiliate and/or during any period of part-time employment, (e) interpret, apply and construe such rules, regulations and procedures, and (f) make any other determination which it believes necessary or advisable for the proper administration of the Plan. Except as to the actual grant or award of Incentives to Eligible Directors, the Board Governance Committee shall possess each of the foregoing administrative and ministerial powers with respect to any Incentive granted or awarded to an Eligible Director hereunder.

Grants, awards, decisions, interpretations and actions of the Committee, the Board Governance Committee and/or the Board of Directors, as the case may be, concerning matters related to the Plan shall be final and conclusive on the Company, its Affiliates and Eligible Directors or Participants and their beneficiaries or heirs. The Committee, the Board Governance Committee and/or the Board of Directors may make such grants, awards, decisions and interpretations selectively among Participants and Eligible Directors who receive or are eligible to receive Incentives hereunder, whether or not such Participants and Eligible Directors are similarly situated.

The Board of Directors, the Board Governance Committee and the Committee shall be deemed to have delegated the following ministerial or administrative duties to the appropriate officers or Employees of the Company: the preparation and issuance of documents evidencing the grant or award of an Incentive hereunder; the receipt of notice of exercise of an Option granted hereunder and the issuance of shares of Common Stock and the withholding of taxes in connection therewith; the notification of the lapse of limitations and restrictions on Restricted Stock or Common Stock Equivalent Units and the issuance of Common Stock or cash in connection therewith; and the administration of any election by an Eligible Director to receive Common Stock in lieu of a Retainer. The Board of Directors, the Board Governance Committee and the Committee may delegate such additional ministerial or administrative duties, as they deem necessary or appropriate.

ARTICLE VI OPTIONS

6.1        Grant of Options. The Committee may grant Nonqualified Stock Options and Incentive Stock Options to such Participants as it may designate, from time to time, subject to the following terms and conditions:

a.

The exercise price of an Option granted hereunder shall be determined by the Committee; as to a Nonqualified Stock Option, such price may be less than the Fair Market Value of Common Stock as of the date on which the Option is granted.

b.	The number of shares of Common Stock subject to an Option shall be designated by the Committee at the time of grant.

c.	The term of each Option shall be determined by the Committee, but shall not be longer than 10 years, measured from the date of grant.

d.	The exercise of an Option granted hereunder shall be subject to such Performance Objectives or other conditions, as the Committee deems appropriate, if any.

e.	Each Option shall be exercisable at such time or times during its term as may be determined by the Committee.

6.2        Incentive Stock Options. In addition to the provisions of Section 6.1 hereof, Incentive Stock Options shall be subject to the following additional terms and conditions:

a.

No ISO shall be granted to any Participant if the aggregate Fair Market Value of Common Stock with respect to which ISOs are first exercisable during any calendar year (under this Plan and any other plans of the Company and its Affiliates) exceeds $100,000.

b.

No ISO shall be granted to any Participant who owns, directly or indirectly, more than 10% of the total combined voting power of all classes of stock of the Company or a subsidiary corporation (as defined in Code Section 424), unless the exercise price of such option is not less than 110% of the Fair Market Value of Common Stock, determined as of the date of grant.

c.	The exercise price of an ISO granted hereunder shall not be less than the Fair Market Value of Common Stock as of the date the ISO is granted.

d.

An ISO granted hereunder shall be subject to such additional terms and conditions as the Committee deems necessary or advisable, consistent with the provisions of Code Section 422 and the regulations promulgated thereunder.

e.

Any agreement evidencing the grant of an ISO hereunder may provide that such Option may be characterized as a Nonqualified Stock Option to the extent that the requirements imposed under Code Section 422 are not satisfied.

6.3        Manner of Exercise; Issuance of Common Stock. An Option granted hereunder shall be exercised, in whole or in part, by providing notice to the Committee, specifying the number of shares of Common Stock to be purchased and accompanied by the full purchase price for such shares. The option price shall be payable in the form of cash (including cash equivalents) or, if permitted under the terms and conditions applicable to a specific grant, by delivery of shares of Common Stock held by the Participant (either mature shares beneficially owned by the Participant for not less than six months or shares acquired on the open market), a combination thereof or in such other manner as may be authorized, from time to time, by the Committee. Common Stock tendered in payment of the option price shall be valued at Fair Market Value as of the date of exercise.

A Participant may exercise Options and contemporaneously sell the shares of Common Stock acquired thereby pursuant to a brokerage or similar arrangement, provided that the proceeds thereof are applied to the payment of the purchase price of the shares and, as to any Participant subject to Section 13(k) of the Exchange Act, the use of such arrangement, in the opinion of counsel to the Company, is permitted under applicable law.

As soon as practicable after the receipt of written notification of exercise and payment of the option price in full, including the payment of any taxes required to be withheld in connection with such exercise, the Committee shall cause the Company to deliver to the Participant, registered in the Participant’s name (or in the name of such other person as the Participant may designate), certificates representing shares of Common Stock in the appropriate amount. Such shares may be subject to such terms, conditions and limitations, if any, as the Committee determines are appropriate.

6.4        Effect of a Severance of Employment. If a Participant’s severance of employment is on account of his or her death, Disability or Retirement, Options granted hereunder shall vest as follows:

a.

If the Options are subject to a vesting schedule determined with reference to such Participant’s period of employment with the Company and its Affiliates, all such Options shall vest and be exercisable as of the date of such severance.

b.

If the Options are subject to a vesting based upon the attainment of Performance Objectives and such Participant’s severance occurs during a Performance Cycle, the number of such Options that shall vest and be exercisable as of the date of such severance shall be determined as the product of (i) the number of shares of Common Stock then subject to the Options, multiplied by (ii) a fraction, the numerator of which is the level or amount of the Performance Objectives achieved as of the last day of the Company’s fiscal year immediately preceding such severance and the denominator of which is the level or amount of the Performance Objectives imposed at the commencement of the Performance Cycle.

Such vested Options shall expire as of the earlier of (a) three years after the date of the Participant’s severance, or (b) the original expiration date of the grant.

If a Participant’s severance of employment is on account of any other reason, including Cause, all unvested Options shall be forfeited, without the requirement of additional notice. The vested portion of his or her Options, determined as of the date of such severance, shall remain exercisable until the earlier of (a) 90 days after the date of his or her severance, or (b) the original expiration date of the grant.

To the extent required under the Code, Incentive Stock Options exercisable after a Participant ceases to be employed by the Company shall be characterized as Nonqualified Stock Options hereunder, without the necessity of further action.

Notwithstanding the foregoing, the Committee shall possess the authority to provide in any document evidencing the grant of Options hereunder different terms and conditions related to the effect of a severance of employment; provided, however, that no Option granted hereunder shall have a term in excess of ten years.

6.5        Rights as Stockholder. Prior to the issuance of shares of Common Stock upon the exercise of an Option, a Participant shall have no rights as a stockholder with respect to the shares subject to such Option.

ARTICLE VII RESTRICTED STOCK

7.1        General Provisions. The Committee may award shares of Restricted Stock to such Participants as it may designate, from time to time, subject to the following terms and conditions:

a.	The number of shares of Common Stock to be transferred to a Participant shall be determined in the discretion of the Committee.

b.

Shares of Restricted Stock awarded hereunder shall be subject to such terms, conditions and restrictions for such period or periods as the Committee, in its discretion, may determine (including, without limitation, restrictions on transfer or other disposition, forfeiture provisions, and/or restrictions based upon the achievement of Performance Objectives) (“Forfeiture Restrictions”).

7.2        Enforcement of Restrictions. In order to enforce any Forfeiture Restrictions imposed by the Committee pursuant to Section 7.1 hereof, a Participant receiving an award of Restricted Stock hereunder shall enter into an agreement with the Committee setting forth the conditions of the award. Each certificate issued with respect to an award of Restricted Stock shall bear such legends as the Committee, in its sole discretion, shall deem necessary or appropriate. The Committee may additionally require that shares of Restricted Stock registered in the name of the Participant be deposited, together with a stock power endorsed in blank, with the Company pending the lapse of some or all of the restrictions.

7.3        Lapse of Restrictions. At the end of any period during which the shares of Restricted Stock are subject to Forfeiture Restrictions, to the extent such restrictions have been satisfied or lapsed, each affected Participant shall be entitled to receive a certificate representing the number of shares of Common Stock with respect to which the satisfaction or lapse has occurred free of all restriction or subject to such additional terms, conditions and restrictions as the Committee deems appropriate.

7.4        Shareholder Rights. Subject to any restrictions or limitations imposed by the Committee, each Participant receiving an award of Restricted Stock hereunder shall have the full voting rights of a shareholder with respect to such shares during any period in which the shares are subject to Forfeiture Restrictions. During the period of any Forfeiture Restrictions imposed hereunder, dividends paid in cash or property with respect to the underlying shares of Common

Stock shall be paid to the Participant currently, accrued by the Company as a contingent obligation or converted to additional shares of stock, in the discretion of the Committee.

7.5        Effect of a Severance of Employment. If a Participant’s severance of employment is on account of his or her death, Disability or Retirement, all shares of Common Stock then subject to a limitation imposed under Section 7.3 hereof shall be free of such limitation, and any Forfeiture Restrictions imposed upon Restricted Stock awarded hereunder shall lapse as follows:

a.

If the lapse of such Forfeiture Restrictions is determined with reference to such Participant’s period of employment with the Company and its Affiliates, all such restrictions shall lapse as of the date of such severance.

b.

If the lapse of such Forfeiture Restrictions is determined with respect to the attainment of Performance Objectives and such Participant’s severance occurs during a Performance Cycle, such restrictions shall lapse as to the number of shares determined as the product of (i) the number of shares of Restricted Stock then subject to limitation, multiplied by (ii) a fraction, the numerator of which is the amount or level of Performance Objectives achieved as of the last day of the Company’s fiscal year immediately preceding such severance and the denominator of which is the level or amount of Performance Objectives imposed as of the commencement of the Performance Cycle.

If a Participant’s severance of employment is on account of any other reason, including Cause, all shares of Restricted Stock then subject to Forfeiture Restrictions shall be forfeited, without the requirement of additional notice or the payment of compensation. All shares of Common Stock then subject to a limitation imposed under Section 7.3 hereof shall remain subject to such limitation in accordance with its terms and conditions.

Notwithstanding the foregoing, the Committee shall possess the authority to provide in any document evidencing the award of Restricted Stock hereunder different terms and conditions related to the effect of a severance of employment.

ARTICLE VIII COMMON STOCK EQUIVALENT UNITS

8.1        Allocation. The Committee, in its discretion, may allocate Common Stock Equivalent Units to a Participant hereunder, subject to the following terms and conditions:

a.	The number of units allocated to a Participant shall be determined by the Committee; and

b.	The units shall be subject to such Performance Objectives and/or other restrictions as the Committee deems appropriate.

8.2        Ledger Account. Common Stock Equivalent Units allocated to a Participant shall be credited to a Ledger Account established and maintained for such Participant on the books and records of the Company. Such Ledger Account, including units credited thereto, shall be bookkeeping entries only and shall not require the Company or any Affiliate to segregate or otherwise earmark or reserve assets. No shares of Common Stock shall be issued or issuable at the time units are credited to a Ledger Account established hereunder.

During any period in which Common Stock Equivalent Units are credited to a Ledger Account, the Committee may provide (a) that an amount equal to the dividends payable with respect to Common Stock represented by units credited to such account shall be credited as of each dividend payment date, and/or (b) that any stock dividend, stock split or other recapitalization shall be reflected in the credits made to such Ledger Account.

8.3        Distribution. All Common Stock Equivalent Units allocated to a Participant shall be distributable in accordance with the terms and conditions imposed by the Committee. When any such unit is or becomes distributable, the affected Participant shall be entitled to receive a distribution from the Company in such form, which may include shares of Common Stock, with or without further restrictions and limitations, Restricted Stock, cash or a combination thereof, as the Committee shall determine.

8.4        Effect of a Severance of Employment. If a Participant’s severance of employment is on account of his or her death, Disability or Retirement, limitations imposed upon Common Stock Equivalent Units allocated hereunder shall lapse and such units shall be distributable as follows:

a.

If the lapse of such restrictions is determined with reference to such Participant’s period of employment with the Company and its Affiliates, all such restrictions shall lapse and such units shall be distributable as of the date of such severance.

b.

If the lapse of such restrictions is determined with respect to the attainment of Performance Objectives and such Participant’s severance occurs during a Performance Cycle, such restrictions shall lapse and such units shall be distributable as to the number of Common Stock Equivalent Units determined as the product of (i) the total number of Common Stock Equivalent Units then allocated to the Participant’s Ledger Account, multiplied by (ii) a fraction, the numerator of which is the level or amount of the Performance Objectives attained as of the last day of the Company’s fiscal year immediately preceding such severance and the denominator of which is the level or amount of the Performance Objectives imposed at the commencement of the Performance Cycle.

Further, if a Participant’s severance of employment is on account of his or her death, Disability or Retirement, Common Stock previously issued to such Participant in accordance with Section 8.3 hereof or issued in accordance with this Section 8.4 a or b shall be free of restrictions or limitations.

If a Participant’s severance of employment is on account of any other reason, including Cause, Common Stock Equivalent Units then allocated to his or her Ledger Account shall be forfeited, without the requirement of additional notice or the payment of compensation, and Common Stock previously issued to such Participant in accordance with Section 8.3 hereof shall remain subject to any restrictions or limitations imposed thereunder in accordance with their terms.

Notwithstanding the foregoing, the Committee shall possess the authority to provide in any document evidencing the allocation of Common Stock Equivalent Units hereunder for different terms and conditions related to the effect of a severance of employment.

8.5        Not a Stockholder. The allocation of Common Stock Equivalent Units to a Ledger Account shall not entitle a Participant to exercise the rights of a stockholder of the Company, until the issuance of shares of Common Stock with respect to such allocation.

ARTICLE IX PERFORMANCE OBJECTIVES

As to any Participant, the Committee, in its discretion, may impose Performance Objectives as a condition of the grant or award of any Incentive hereunder, such objectives to be achieved during the Performance Cycle. The Committee shall establish Performance Objectives at the time of grant or award or annually during the term of such grant or award. Once established, Performance Objectives may be changed, adjusted or amended during the Performance Cycle, in the discretion of the Committee. The Committee may waive all or any portion of the Performance Objectives during or after the term of any grant or award hereunder on account of a change in circumstances.

At the conclusion of the term of an affected Incentive or any Performance Cycle, the Committee shall determine the portion of such grant or award that shall be deemed free of restriction on account of the attainment of Performance Objectives. The Committee shall notify each affected Participant as to whether the Performance Objectives have been achieved, in whole or in part, and the number of shares of Common Stock free of restriction on account of the attainment of such objectives.

ARTICLE X INCENTIVES FOR ELIGIBLE DIRECTORS

10.1       Stock in Lieu of Cash Retainer. For periods on or after the Effective Date, the provisions of this Section 10.1 are intended to replace, in its entirety, that certain policy concerning the payment of Common Stock in lieu of cash retainer to non-employee directors, as approved by the shareholders of the Company on April 29, 1997.

Each Eligible Director may annually elect to receive all or a portion of his or her Retainer in the form of whole shares of Common Stock, instead of in cash. Any such election shall relate to not less than 10% of the amount of each such director’s Retainer and shall be made in 10% increments. Any such election shall be made, annually, in writing, during the 90-day period immediately preceding the Conversion Date and shall be delivered to the Board Governance Committee on or before such date. Any such election shall be irrevocable as of the Conversion Date. The number of shares of Common Stock issued to an Eligible Director in lieu of the payment of his or her Retainer shall equal the quotient of:

a.	The amount of the Retainer that each such Eligible Director elects to receive in the form of Common Stock, multiplied by 120%; divided by

b.	The Fair Market Value of Common Stock determined as of the Conversion Date.

The Company shall issue shares of Common Stock to each affected Eligible Director as soon as practicable following the Conversion Date, which shares shall be subject to a limitation on encumbrance, sale, alienation, transfer, mortgage or other disposition during the one-year period following the date of issuance or such longer period as the Board may designate.

10.2      Annual Grant of Options. Subject to adjustment as provided in Section 3.5 hereof, on the next business day following the date of the Company’s annual shareholders meeting, an Option to purchase 5,000 shares of Common Stock shall be granted to each Eligible Director, which grant shall be subject to the terms and conditions set forth in Section 10.4 hereof.

10.3       Initial Grant of Options.     As of the next business day following the date on which an Eligible Director is first elected or appointed to the Board, in lieu of any Option granted under Section 10.2 hereof, he or she shall be granted an Option to purchase 5,000 shares of Common Stock, which grant shall be subject to the provisions of Section 10.4 hereof. An Eligible Director shall not receive a grant of Options under both Sections 10.2 and 10.3 hereof during a single calendar year.

10.4       Terms and Conditions. An Option granted in accordance with Section 10.2 or 10.3 hereof shall be subject to the following terms and conditions:

a.	The term of any such Option shall be ten years, measured from the date of grant.

b.	The exercise price of any such Option shall be Fair Market Value.

c.	Any such Option shall be immediately exercisable.

d.

The provisions of Section 6.3 hereof shall apply with respect to the exercise of an Option granted hereunder, except that (i) the exercise price of such Options shall be paid (v) in cash (or cash equivalents), (w) by the delivery of shares of Common Stock held by the Eligible Director for not less than six months or acquired on the open market, (x) the Eligible Director may exercise Options and contemporaneously sell the number of shares of Common Stock necessary to pay the exercise price thereof (provided, in the opinion of counsel to the Company, such contemporaneous sale is then permitted by law), (y) a combination thereof, or (z) by such other method as the Board may permit in any document evidencing the grant of such Options, and (ii) any notice of exercise shall be delivered to the Board Governance Committee.

e.

Common Stock issued on the exercise of an Option hereunder shall not be sold, assigned, pledged, mortgaged, transferred, alienated or otherwise disposed of or encumbered during the one-year period following the date of exercise or such longer period as the Board may designate.

10.5      Alternative Grants and Awards. In lieu of the Options described in Section 10.2 and/or Section 10.3 hereof, the Board of Directors may, from time to time, award or allocate shares of Restricted Stock or Common Stock Equivalent Units to Eligible Directors. Any such allocation or award shall be subject to the following terms and conditions:

a.	The number of shares of Restricted Stock or Common Stock Equivalent Units awarded or allocated hereunder shall not exceed 1,700 shares or units.

b.	Common Stock Equivalent Units shall be distributed in the form of Common Stock, with cash distributed in lieu of a fractional share.

c.

The Board of Directors may establish a restriction period during which Common Stock Equivalent Units shall be allocated to a Ledger Account in accordance with Section 8.2 hereof and Restricted Stock shall be subject to Forfeiture Restrictions and shall be held by the Company in escrow in accordance with Section 7.2 hereof.

d.

During any restriction period, each Eligible Director receiving an award of Restricted Stock shall have the full voting and dividend rights offered to a shareholder of the Company with respect to such stock. No such rights shall be afforded Common Stock Equivalent Units allocated to a Ledger Account during any such period.

e.

Common Stock issued upon the lapse of restrictions shall not be sold, assigned, pledged, mortgaged, transferred, alienated or otherwise disposed of or encumbered during the one-year period following the date of such lapse or distribution or such longer period as the Board may designate.

10.6       Cessation of Service as an Eligible Director. Notwithstanding any provision of this Plan to the contrary, if an Eligible Director ceases to serve as a member of the Board, Options granted hereunder shall expire, restrictions applicable to Restricted Stock shall lapse and Common Stock Equivalent Units shall be distributable as provided below:

a.

If an Eligible Director ceases to be a member of the Board by reason of his or her Retirement, death or Disability, Options previously granted hereunder shall be and remain exercisable until the earlier of (i) three years following his or her cessation of service as a member of the Board, or (ii) the expiration of the initial term of such Option. Notwithstanding Section 10.4e hereof, Common Stock issued upon the exercise of Options hereunder shall not be subject to such holding period restriction. In addition, all restrictions shall lapse as to all shares of Common Stock previously issued upon the exercise of Options and as to all shares of Restricted Stock then subject to limitation; Common Stock Equivalent Units then allocated to a Ledger Account shall be distributable, without restriction or limitation, notwithstanding Section 10.5e hereof and any restrictions on shares previously issued with respect to Common Stock Equivalent Units shall lapse.

b.

If an Eligible Director ceases to be a member of the Board for any other reason, Options previously granted hereunder shall be and remain exercisable until the earlier of (i) 90 days after the date of such cessation, or (ii) the expiration of the initial term of such Option determined in accordance with Section 10.4 hereof. Forfeiture Restrictions, as provided in Section 10.5c, imposed upon Restricted Stock shall lapse and Common Stock Equivalent Units shall be distributable as to the number of shares or units determined by multiplying the total number of shares or units then subject to limitation or allocation by a fraction (i) the numerator of which is the number of days lapsed in the restriction or allocation period, and (ii) the denominator of which is the initial number of days in the restriction or allocation period; provided, however, that such shares shall be subject to the limitations imposed under Sections 10.4e and 10.5e hereof. Restricted Stock and Common Stock Equivalent Units as to which restrictions do not lapse hereunder shall be forfeited.

ARTICLE XI MISCELLANEOUS

11.1      Amendment and Termination. The Board of Directors may amend or terminate this Plan at any time; any such action may be taken without the approval of the Company’s shareholders, but only to the extent that shareholder approval is not required under applicable Federal or state law, regulation or stock exchange rules.

Prior to the occurrence of a Change of Control, the Committee or the Board of Directors, as the case may be, shall possess the authority to amend the terms of an Incentive granted or awarded hereunder; provided, however, that no such amendment shall materially impair any such Incentive without the consent of each affected Participant or Eligible Director.

Notwithstanding any provision of this Plan to the contrary, neither the Company, the Committee nor the Board of Directors shall exchange, replace or reprice any Option granted or awarded hereunder, except as permitted under Section 3.5 hereof.

11.2      Transferability of Incentives. Except as expressly provided in this Section 11.2, no Incentive granted hereunder shall be transferred, pledged, assigned, hypothecated, alienated or otherwise encumbered or sold by the holder thereof, whether by operation of law or otherwise, and whether voluntarily or involuntarily (except in the event of the holder’s death by will or the laws of descent and distribution) and neither the Committee, the Board Governance Committee nor the Company shall be required to recognize any attempted assignment of such rights by any

Participant or Eligible Director. During a Participant’s or Eligible Director’s lifetime, an Incentive may be exercised only by the Participant or Eligible Director or by the guardian or legal representative of such person.

Notwithstanding the foregoing, the Committee or the Board Governance Committee, in its sole discretion, may provide that any Incentive awarded hereunder, except an Incentive Stock Option, may be transferred by a Participant or Eligible Director to members of such Participant’s or Eligible Director’s immediate family, any trust for the benefit of such family members (or Participant or Eligible Director), and/or partnerships or other entities whose partners, members or shareholders are such family members (or Participant or Eligible Director), but such transferees may not transfer such Incentives to third parties. For purposes of this Section 11.2, the term “immediate family” shall have the meaning ascribed to such term in Rule 16a-1(e) promulgated under the Exchange Act.

Each transferee shall be subject to the terms and conditions applicable to the Incentive prior to such transfer and, prior to any transfer hereunder, each such transferee and the related Participant or Eligible Director shall enter into a written agreement with the Company acknowledging such terms and conditions, including, but not limited to, the conditions with regard to the liability for payment of any and all taxes, as well as any other restriction determined to be reasonably necessary by the Committee or the Board Governance Committee, as the case may be. To the extent the Committee or the Board Governance Committee determines that any transfer hereunder would result in the loss of the exemption provided under Rule 16b-3 of the Exchange Act or a similar provision, such transfer shall be deemed invalid.

11.3     Withholding. The Company shall have the right to withhold from any payment made under the Plan or to collect as a condition of any such payment, any taxes required by law to be withheld. To the extent permitted under a specific grant or award of an Incentive hereunder, a Participant may satisfy this obligation, in whole or in part, by (a) directing the Company to withhold such taxes from the payment of shares of Common Stock, or (b) tendering shares of Common Stock acquired on the open market or held by such Participant for a period of not less than six months. In either case, Common Stock tendered in satisfaction of such obligations shall have a Fair Market Value of not more than an amount equal to the minimum statutory withholding (based on supplemental rates) for federal and state taxes, including payroll taxes. Common Stock withheld hereunder shall be valued at Fair Market Value, determined as of the date that the amount of tax to be withheld shall be determined.

11.4      Cash Payments. The Committee may, but shall not be required, to award cash payment to a Participant hereunder in an amount sufficient to pay all or a portion of Participant’s tax liability attributable to the vesting, exercise and/or payment of an Incentive hereunder, which payment may be determined taking into account the value of such tax payment.

11.5      Lapse of Restrictions Upon Change of Control. Unless otherwise provided by the Committee at the time of grant or award hereunder or unless otherwise provided in a separate agreement between the Company or an Affiliate and a Participant or Eligible Director hereunder, in the event of a Change of Control (a) the restrictions on all shares of Restricted Stock awarded under the Plan shall immediately lapse, (b) all outstanding Options shall become and remain exercisable during the six-month period following such change or such longer period permitted under an individual grant (but in no event shall an Option be exercisable more than 10 years after its date of grant), (c) all Common Stock Equivalent Units credited to Ledger Accounts established hereunder shall be immediately distributable, and, to the extent distributed in shares of Common Stock, the shares shall be free of restriction, and (d) all Performance Objectives or other restrictions on Incentives granted hereunder shall be deemed to be satisfied or lapsed.

11.6      Return of Economic Value. In the event the employment of a Participant is terminated for Cause or voluntarily and, within 18 months thereafter, the Participant accepts employment with any competitor of, or otherwise engages in competition with, the Company or an Affiliate, the Committee, in its sole discretion, may require such Participant to return to the Company the economic value of any Incentive which is realized or obtained by such Participant at any time during the period beginning on that date which is six months prior to the date of such Participant’s termination of employment with the Company.

11.7      Agreements. The terms of each Incentive granted or awarded hereunder shall be evidenced by an agreement between each Participant or Eligible Director and the Company setting forth the terms and conditions applicable to such Incentive; such agreement shall be made in writing or by such electronic means as the Committee or the Board deems appropriate.

11.8      Additional Legal Requirements; Legends. The obligation of the Company or any of its Affiliates to deliver Common Stock to any Participant or Eligible Director hereunder or to deliver such stock free of restriction shall be subject to all applicable laws, regulations, rules and approvals deemed necessary or appropriate by the Committee or the Board Governance Committee. Certificates for shares of Common Stock issued hereunder may be legended, as the Committee or the Board shall deem appropriate.

11.9      Governing Law. The Plan and any Incentive granted under the Plan shall be governed by the laws of the State of Louisiana.

11.10   Other Benefits. Incentives granted to a Participant under the terms of the Plan shall not impair or otherwise reduce such Participant’s compensation, life insurance or other benefits provided by the Company or its Affiliates; provided, however, that the value of Incentives shall not be treated as compensation for purposes of computing the value or amount of any such benefit.

11.11   Compliance with Code Section 162(m). The Committee, in its discretion, shall determine whether any specific Incentive granted or awarded to a Participant who is a Covered Employee shall be structured to constitute “performance-based compensation” within the meaning of Code Section 162(m).

11.12   Binding Effect. This Plan shall be binding upon and insure to the benefit of the Company, its successors and assigns. The Company shall require any successor or assign to expressly assume and agree to perform the Plan in the same manner and to the same extent that the Company would be required to perform it if no succession or assignment had taken place.

THIS PLAN was approved by the Board Directors of Hibernia Corporation on February 26, 2003, to be effective upon its approval by the shareholders of the Company, as more fully described in Section 3.1 hereof.

HIBERNIA CORPORATION